The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Large - Cap Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to an unfunded rol ling position in E - Mini ® S&P 500 ® futures (the “Futures Contracts”), which reference the S&P 500 ® Index (the “Constituent”), while targeting a level of implied volatility, with a maximum exposure to the Futures Contracts of 500% and a minimum exposure to the Futures Contracts of 0%. The Index is subject to a 6.0% per annum daily deduction. The Constituent consists of stocks of 500 companies selected to provid e a performance benchmark for the U.S. equity markets. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Large - Cap Vol Advantage Index (Bloomberg ticker: MQUSLVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily. Pricing Date: November 15, 2024 Final Review Date: November 15, 2028 Maturity Date: November 20, 2028 Review Dates: Quarterly Contingent Interest Rate: At least 13.25%* per annum, payable quarterly at a rate of at least 3.3125%*, if applicable Interest Barrier/ Buffer Threshold: An amount that represents 70.00% of the Initial Value Buffer Amount: 30.00% Downside Leverage Factor: An amount equal to 1 / (1 – Buffer Amount), which is 1.42857 CUSIP: 48135U4U1 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48135U4U1/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on any Review Date (other than the first and final Review Dates) is greater than or equal t o t he Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Buffer Threshold, you wil l r eceive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date. If the notes have not been automatically called and the Final Value is less than the Buffer Threshold, your payment at maturi ty per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 × (Index Return + Buffer Amount) × Downside Leverage Factor] If the notes have not been automatically called and the Final Value is less than the Buffer Threshold, you will lose some or all of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supp lem ent, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 4yNC6m Contingent Interest Auto Callable Notes linked to the MerQube US Large - Cap Vol Advantage Index North America Structured Investments Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated October 18, 2024 Rule 424(b)(3) Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 4 - I dated April 13, 2023, the underlying supplement no. 5 - II dated March 5, 2024 and the prospectus addendum dated June 3, 2024 Hypothetical Payment at Maturity Payment at Maturity (assuming 13.25% per annum Contingent Interest Rate) Index Return $1,0 33.125 60.00% $1,0 33.125 40.00% $1,0 33.125 20.00% $1,0 33.125 5.00% $1,0 33.125 0.00% $1,0 33.125 - 10.00% $1,0 33.125 - 20.00% $1,0 33.125 - 30.00% $857.143 - 40.00% $714.286 - 50.00% $571.429 - 60.00% $428.572 - 70.00% $285.715 - 80.00% $0.000 - 100.00%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • The level of the Index will include a 6.0% per annum daily deduction. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • The automatic call feature may force a potential early exit. • No dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as “JPMS”) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with MerQube in developing the guidelines and policies governing the composition and calculation of the Index. Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Selected Risks (continued) Risks Relating to the Index • The Index may not be successful or outperform any alternative strategy. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be significantly uninvested. • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is an excess return index that does not reflect “total returns.” • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index. • Concentration risks associated with the Index may adversely affect the value of your notes. • The Index is subject to significant risks associated with futures contracts, including volatility. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. • The Index was established on February 11, 2022 and may perform in unanticipated ways. North America Structured Investments 4yNC6m Contingent Interest Auto Callable Notes linked to the MerQube US Large - Cap Vol Advantage Index The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.